Exhibit (h)(6)
                             NORWEST ADVANTAGE FUNDS
                                 SERVICING PLAN


         Section 1. Each of the proper officers of Norwest Advantage Funds (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements the form of which has been duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners ("Servicing Agents") of the various classes of shares (each a "Class") of the portfolios of the Trust (each a "Fund") listed on the attached Appendix, as amended from time to time. Pursuant to such Agreements, Servicing Agents shall provide support services as set forth therein to their clients who beneficially own shares of the particular Class of the particular Fund in consideration of a fee, computed monthly in the manner set forth in the Fund's then current prospectus, at the annual rates set forth on the attached Appendix. The Trust's distributor, administrator and adviser and their respective affiliates are eligible to become Servicing Agents and to receive fees under this Servicing Plan. All expenses incurred by a particular Fund in connection with the Agreements and the implementation of this Servicing Plan shall be borne entirely by the holders of the particular Class of the particular Fund involved.

         Section 2. The Trust's administrator shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's administrator shall not, however, be obligated by this Servicing Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

         Section 3. So long as this Servicing Plan is in effect, the Trust's administrator shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Servicing Plan and the purposes for which such expenditures were made.

         Section 4. The Plan shall be effective on the date upon which it is approved by "vote of a majority of the outstanding voting securities," as defined in the Investment Company Act of 1940, as amended, and rules and regulations thereunder, of the particular Class of the Fund and a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940, of the Trust and have no direct or indirect financial interest in the operation of this Servicing Plan or in any Agreement related to this Servicing Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting or meetings called for the purpose of voting on the approval of the Plan, or on the date the Fund commences operations, if such date is later.

         Section 5. Unless sooner terminated, this Servicing Plan (and each related agreement) shall continue in effect for a period of one year from its date of approval and shall continue thereafter for successive annual periods, provided that such Plan is not specifically terminated by a majority of the Board of Trustees, including a majority of the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval.

         Section 6. This Servicing Plan may be amended at any time with respect to the Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this Servicing Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 5.

         Section 7. This Servicing Plan is terminable at any time with respect to the Fund by vote of a majority of the Disinterested Trustees.

         Section 8. While this Servicing Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

         Section 9. Notwithstanding anything herein to the contrary, the Fund shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under Article III, Section 26 of the Conduct Rules of the National Association of Securities Dealers, Inc.

         Section 10. The Trust will preserve copies of this Servicing Plan, Agreements, and any written reports regarding this Servicing Plan presented to the Board of Trustees for a period of not less than six years.





Approved:  September 25, 1998


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                                    APPENDIX


                  Fees are expressed as a percentage of the average daily net asset value of the particular Class of the particular Fund beneficially owned by or attributable to such clients of the Servicing Agent.


Maximum
                                                                Annual
         Fund and Share Class(es)                              Fee Rate

Growth Balanced Fund
        Class A                                                   .25%

Large Company Growth Fund
        Class A                                                   .25%

Diversified Small Cap Fund
        Class A                                                   .25%







Approved:  September 25, 1998



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